Exhibit 99.1

For Immediate Release November 6, 2012	Contact:	Stacy Frole	(419) 627-2227
CEDAR FAIR REPORTS RECORD RESULTS THROUGH THE THIRD QUARTER 2012; INCREASES 2013 ANNUAL CASH DISTRIBUTION TO $2.50 PER UNIT

▪	2013 cash distribution to increase more than 50% to $2.50 per limited partner unit, up from $1.60 per unit in 2012

▪	Net revenues increase $37 million, or 4% through October

▪	Company reiterates record full-year guidance for 2012
SANDUSKY, OHIO, November 6, 2012 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, reported record financial results through the third quarter ended September 30, 2012, and announced that the Company's Board approved an increase to its 2013 annual distribution rate from $1.60 per limited partner (LP) unit in 2012 to $2.50 per LP unit in 2013.
“In recognition of the Company's strong current-year performance and our positive outlook, I am extremely pleased with our Board's decision to increase our 2013 cash distribution to an annualized rate of $2.50 per limited partner unit in 2013,” said Matt Ouimet, Cedar Fair's president and chief executive officer. "As we are on pace for a third straight year of record results, our cash flow is more than sufficient to cover this increased distribution rate, while we also steadily pay down debt and strategically invest in our business."
An increase in the distribution was anticipated, as the Company indicated since the beginning of the year that it intended to raise the distribution rate to more than $2.00 per LP unit in 2013. The first 2013 quarterly distribution will be paid on March 15, 2013.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012;
Increases 2013 Annual Cash Distribution to .50 Per Unit
November 6, 2012

Nine-Month Results
Net revenues through the fiscal 2012 third quarter increased to $939.2 million from $883.6 million through the fiscal third quarter ended September 25, 2011. Net income during this period was $111.6 million, or $2.00 per diluted LP unit, versus $71.6 million, or $1.28 per diluted LP unit, for the first nine months of 2011.
The increase in net revenues and net income through the third quarter resulted largely from the strength of the Company's operations combined with a 1% increase in the number of operating days in the period, due to the timing of the fiscal third-quarter close (39 weeks in 2012 vs. 38 weeks in 2011). Comparing both the 2012 and 2011 periods on a 39-week basis, total revenues were up approximately $41 million, or 5%; average in-park guest per capita spending1 increased 4%; attendance increased 1%, or 228,000 visits; and out-of-park revenues were comparable with the prior year.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased to $365.5 million for the first nine months of fiscal 2012, compared with $346.4 million for the fiscal nine months ended September 25, 2011. On a comparable 39-week basis, Adjusted EBITDA would have been up approximately $15 million, or 4%, compared with the period ended October 2, 2011. See the attached table for a reconciliation of Adjusted EBITDA to net income.
“We experienced another outstanding quarter and are well on our way to delivering record results for the third consecutive year,” said Ouimet. “Our management team and employees have successfully executed the first-year implementation of the FUNforward initiatives we identified in January, enabling us to increase our average in-park guest per capita spending by 4% while maintaining our record attendance base. We remain confident in the strength and stability of our business model.
“Total revenues through the third quarter, on a same-week basis, increased across the majority of our parks, led by Canada's Wonderland and Cedar Point,” continued Ouimet. “New rides and attractions - including our immensely popular Leviathan roller coaster at Canada's Wonderland - along with premium benefit offerings and our new e-commerce platform, have combined to contribute to these strong results. We believe there are additional opportunities to grow revenues and cash flow as we head into 2013 and our second year of executing our long-term strategy.”

1 Average in-park guest per capita spending is defined as the Company's total in-park revenues, including gate admissions and revenue received inside the park gates for premium benefit offerings, food, merchandise and games, divided by total attendance.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012;
Increases 2013 Annual Cash Distribution to .50 Per Unit
November 6, 2012

October Results
Based on preliminary October results, revenues through October 31, 2012 were $1.036 billion compared with $999 million for the same period a year ago. This is the result of a 4% increase in average in-park guest per capita spending to $42.00 and attendance levels that were comparable with last year's record results (22.7 million visits). Out-of-park revenues of approximately $108 million through October were also comparable with this time last year.
Cash and Liquidity
Brian Witherow, Cedar Fair's executive vice president and chief financial officer, said, “Our liquidity and cash flow remain strong. Our improved year-over-year performance on last year's record results has allowed us to further reduce our leverage in the third quarter and we anticipate additional measured debt reduction in the future. At the end of the quarter, our Consolidated Leverage Ratio2 was 3.9 times, down from 4.3 times at the end of the third quarter in 2011. By continuing to prudently manage our cash flows, we are able to maximize our financial flexibility and our ability to create value for unitholders in both the short and long term through debt reduction, capital investment and distributions.”
As of September 30, 2012, the Company had $1.13 billion of variable-rate term debt (before giving consideration to $800 million of fixed-rate interest rate swaps), $400.7 million of fixed-rate bonds, no outstanding borrowings under its revolving credit facilities and cash on hand of $96.1 million. During the third quarter, the Company made a $9 million optional prepayment on its term debt and as a result, there are no scheduled debt payments due before 2015.
The Company also noted that credit facilities and cash flow from operations are expected to be sufficient to meet working capital needs, debt service, distributions and planned capital expenditures for the foreseeable future.
Distribution Declaration
The Company's Board of Directors also announced today the declaration of a 2012 fourth-quarter cash distribution of $0.40 per LP unit. The distribution will be paid on December 17, 2012, to holders of record as of December 5, 2012.

2 Consolidated Leverage Ratio is defined within the Company's 2010 Amended Senior Secured Credit Agreement as total debt less the revolving credit facility divided by trailing twelve month Adjusted EBITDA.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012;
Increases 2013 Annual Cash Distribution to .50 Per Unit
November 6, 2012

Outlook
“As we head into the final quarter of 2012, we feel very good about our near-term outlook and long-range potential,” said Ouimet. “Based on our performance to date and our expectations through the end of the year, we are confident in our ability to deliver a third consecutive year of record results with revenues between $1.055 billion and $1.075 billion and Adjusted EBITDA between $385 million and $395 million.
“As another successful year comes to a close, Cedar Fair moves into 2013 with tremendous momentum,” continued Ouimet. “We have a strong capital program in place for next year at all of our parks, which will be highlighted by the introductions of a record-setting roller coaster, GateKeeper, at our flagship park, Cedar Point, and a new world-class wooden coaster at California's Great America. Our marketing programs, including our 2013 season pass initiatives, are also well under way and we continue to enter into new agreements with strategic corporate alliances. In everything we do, we remain committed to delivering excellent value to our unitholders in the short term as well as delivering on our long-term growth goal of increasing Adjusted EBITDA to $450 million by 2016.”
Conference Call
The Company will host a conference call with analysts today, November 6, 2012, at 10:00 a.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair web site (www.cedarfair.com). It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Tuesday, November 20, 2012. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4563927.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, five outdoor water parks, one indoor water park and five hotels. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, and Toronto, Ontario. Cedar Fair also operates the Gilroy Gardens Family Theme Park in California under a management contract. Cedar Fair's flagship park, Cedar Point, has been consistently voted the “Best Amusement Park in the World” in a prestigious annual poll conducted by Amusement Today newspaper.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012;
Increases 2013 Annual Cash Distribution to .50 Per Unit
November 6, 2012

Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risk and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for consumer leisure time and spending, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at our parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company's Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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This news release and prior news releases are available online at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012
November 6, 2012

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(In thousands, except per unit amounts)

	Three months ended		Nine months ended		Twelve months ended
	(13 weeks)	(13 weeks)	(39 weeks)	(38 weeks)	(53 weeks)	(52 weeks)
	9/30/2012	9/25/2011	9/30/2012	9/25/2011	9/30/2012	9/25/2011
Net revenues:
Admissions	$319,607	$333,924	$533,143	$505,155	$624,030	$585,526
Food, merchandise and games	171,336	191,494	305,203	307,265	347,374	348,591
Accommodations and other	62,502	46,850	100,903	71,207	112,690	79,199
	553,445	572,268	939,249	883,627	1,084,094	1,013,316
Costs and expenses:
Cost of food, merchandise and games revenues	47,353	48,758	83,926	79,981	96,002	90,778
Operating expenses	163,311	161,452	380,832	351,558	460,125	426,955
Selling, general and administrative	52,993	51,978	115,488	110,126	145,788	133,192
Depreciation and amortization	60,747	63,448	113,156	110,857	128,136	126,382
Loss on impairment of goodwill and other intangibles	—	—	—	—	—	903
Loss on impairment / retirement of fixed assets, net	25,000	880	24,230	1,076	25,719	63,509
	349,404	326,516	717,632	653,598	855,770	841,719
Operating income	204,041	245,752	221,617	230,029	228,324	171,597
Interest expense	26,863	41,353	83,902	124,650	116,437	171,049
Net effect of swaps	(175)	(3,962)	(1,318)	(3,507)	(10,930)	1,772
Unrealized/realized foreign currency (gain) loss	(15,035)	18,549	(13,926)	14,704	(18,721)	2,323
Other (income) expense	(13)	(250)	(31)	835	(68)	761
Income (loss) before taxes	192,401	190,062	152,990	93,347	141,606	(4,308)
Provision (benefit) for taxes	51,713	37,844	41,395	21,773	30,839	(12,424)
Net income	140,688	152,218	111,595	71,574	110,767	8,116
Net income allocated to general partner	1	2	1	1	1	1
Net income allocated to limited partners	$140,687	$152,216	$111,594	$71,573	$110,766	$8,115

Net income	$140,688	$152,218	$111,595	$71,574	$110,767	$8,116
Other comprehensive income (loss), (net of tax):
Cumulative foreign currency translation adjustment	(563)	2,842	(1,251)	2,354	(2,672)	(1,704)
Unrealized income (loss) on cash flow hedging derivatives	(234)	(3,224)	(1,798)	2,366	(397)	22,916
Other comprehensive income (loss), (net of tax)	(797)	(382)	(3,049)	4,720	(3,069)	21,212
Total comprehensive income	$139,891	$151,836	$108,546	$76,294	$107,698	$29,328
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,611	55,346	55,473	55,345	55,440	55,342
Net income per limited partner unit	$2.53	$2.75	$2.01	$1.29	$2.00	$0.15
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,992	55,828	55,848	55,847	55,887	55,886
Net income per limited partner unit	$2.51	$2.73	$2.00	$1.28	$1.98	$0.15

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Reports Record Revenues and Adjusted EBITDA Through the Third Quarter 2012
November 6, 2012

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
THIRD QUARTER

(In thousands)	9/30/2012	9/25/2011
Cash and cash equivalents	$96,102	$96,312
Total assets	$2,089,837	$2,141,087
Long-Term Debt, including current maturities:
Revolving credit loans	$—	$—
Term debt	1,131,100	1,156,100
Notes	400,676	400,154
	$1,531,776	$1,556,254
Total partners' equity	$186,031	$181,276

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
THIRD QUARTER
	Three months ended		Nine months ended		Twelve months ended
	(13 weeks)	(13 weeks)	(39 weeks)	(38 weeks)	(53 weeks)	(52 weeks)
	September 30, 2012	September 25, 2011	September 30, 2012	September 25, 2011	September 30, 2012	September 25, 2011
	(In thousands )
Net income	$140,688	$152,218	$111,595	$71,574	$110,767	$8,116
Interest expense	26,863	41,353	83,902	124,650	116,437	171,049
Interest income	(13)	(32)	(31)	(120)	(68)	(194)
Provision (benefit) for taxes	51,713	37,844	41,395	21,773	30,839	(12,424)
Depreciation and amortization	60,747	63,448	113,156	110,857	128,136	126,382
EBITDA	279,998	294,831	350,017	328,734	386,111	292,929
Net effect of swaps	(175)	(3,962)	(1,318)	(3,507)	(10,930)	1,772
Unrealized foreign currency (gain) loss	(14,737)	17,314	(14,108)	13,224	(17,502)	549
Non-cash equity expense (income)	362	—	2,630	(228)	2,619	(269)
Loss on impairment of goodwill and other intangibles	—	—	—	—	—	903
Loss on impairment/retirement of fixed assets, net	25,000	880	24,230	1,076	25,719	63,509
Terminated merger costs	—	—	—	80	150	(79)
Refinancing costs	—	(195)	—	955	—	955
Other non-recurring items (as defined)	1,861	836	4,026	6,107	7,445	6,107
Adjusted EBITDA (1)	$292,309	$309,704	$365,477	$346,441	$393,612	$366,376

(1) As permitted by and defined in the Amended 2010 Credit Agreement

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233